EXHIBIT 99

JOINT FILER INFORMATION
Title of Security:	Common Stock

Issuer and Ticker Symbol	VistaCare, Inc. (VSTA)

Designated Filer	Endowment Capital Group, LLC

Other Joint Filers	Endowment Capital, L.P. Long Drive, L.P. Endowment Management, LLC Philip Timon

Addresses:	The principal business office address of each of the Joint Filers above is 1007 N. Orange Street, Suite 757, Wilmington, DE 19801.

Signatures:	ENDOWMENT CAPITAL, L.P.

By : Endowment Capital Group, LLC, as General Partner

By: /s/ Philip Timon Name: Philip Timon Title: Managing Member

LONG DRIVE, L.P.
By : Endowment Capital Group, LLC, as General Partner

By: /s/ Philip Timon Name: Philip Timon Title: Managing Member

ENDOWMENT MANAGEMENT, LLC

By: /s/ Philip Timon Name: Philip Timon Title: Managing Member

PHILIP TIMON
/s/ Philip Timon